Exhibit 5.1

[SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD]

July 22, 2004

Da-Lite Screen Company, Inc.

3100 North Detroit Street

P.O. Box 137

Warsaw, Indiana 46581-0137

Re:	Da-Lite Screen Company, Inc.
9½% Senior Notes due 2011

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (File No. 333-116673) (the “Registration Statement”) filed by Da-Lite Screen Company, Inc., an Indiana corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register up to $160,000,000 aggregate principal amount of the Company’s 9½% Senior Notes due 2011 (the “Exchange Notes”) to be issued in an exchange offer for $160,000,000 aggregate principal amount of the Company’s outstanding 9½% Senior Notes due 2011 (the “Original Notes”). Original Notes that are accepted for exchange for Exchange Notes will be cancelled and retired.

The Original Notes were and the Exchange Notes will be issued pursuant to an Indenture dated as of May 18, 2004 (the “Indenture”) between the Company and Wilmington Trust Company, as trustee (the “Trustee”).

In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement, the Indenture and the form of Exchange Notes. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that, assuming the Indenture has been duly executed and delivered by the Trustee, the Exchange Notes will be legally issued and valid and binding obligations of the Company (except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes shall have been duly executed and issued by the Company and duly authenticated by the Trustee as provided in the Indenture and shall have been duly delivered against surrender and cancellation of like principal amount of the Original Notes in the manner described in the Registration Statement.

To the extent any matters covered by the foregoing opinion may involve the laws of the State of Indiana, we have not made an independent investigation of such laws, but have, with your consent, relied exclusively on the opinion letter dated and delivered to you this date of Valentine Miner & Lemon, LLP, subject to the exceptions, qualifications and limitations therein expressed.

This opinion letter is limited to the laws of the State of New York and the Securities Act. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance of the Exchange Notes. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions set forth in this opinion letter, including any changes in applicable law which may hereafter occur.

We call your attention to the fact that a partner of this Firm who is involved in our representation of the Company owns 75.45 shares of the Company’s common stock.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP